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[PRICEWATERHOUSECOOPERS LLP LETTERHEAD]                             Exhibit 23.1

June 17, 2003

CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use in this Registration Statement on Form F-4 of CANWEST MEDIA INC. of our report dated November 1, 2002, except as to note 18 which is as of April 3, 2003 and the revision to notes 9 (b) and 20, which are as of June 6, 2003, relating to the consolidated financial statements of CanWest Media Inc. for the year ended August 31, 2002, which appear in such Registration Statement. We also consent to the use of our Comments by Auditors on Canada-U.S. Reporting Difference dated November 1, 2003, except as to note 18, which is as of December 18, 2002. We also consent to the references to us under the headings "Selected Historical Financial Data" and "Independent Public Accountants" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

CHARTERED ACCOUNTANTS